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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is entered into on May 15, 2003 (the "Effective Date"), by and between James M. Usdan (the "Executive") and Castle Dental Centers, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Company wishes to employ the Executive as President and Chief Executive Officer, and the Executive wishes to be so employed by the Company, all upon the terms and conditions hereinafter set forth.

        WHEREAS, this Employment Agreement replaces in its entirety the Employment Agreement by and between the Executive and the Company dated as of July 19, 2002 (the "Original Agreement").

        NOW THEREFORE, in consideration of the promises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

        1. EMPLOYMENT AND TERM. The Company hereby employs the Executive to serve as President and Chief Executive Officer. The term of this Agreement shall begin on the Effective Date and shall terminate sixty (60) months from the Effective Date, unless earlier terminated by either party hereto in accordance with the provisions of Section 5 hereof. During the term of this Agreement, the terms of employment shall be as set forth herein unless modified by the Executive and the Company in accordance with the provisions of Section 11 hereof. The Executive hereby agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter set forth.

        2. POSITION AND RESPONSIBILITIES. The Executive shall report to, and be subject to the general direction and control of, the Board of Directors of the Company. The Executive will be elected as a member of the Board of Directors of the Company during the term of this Agreement so long as he is the Chief Executive Officer of the Company. The Executive shall resign from the Board of Directors of the Company and each board of directors of which he is a member of each subsidiary of the Company at any time that his position as Chief Executive Officer of the Company terminates. The Executive shall have other obligations, duties, authority and power to do all acts and things as are customarily done by a person holding the same or equivalent position or performing duties similar to those to be performed by executives in corporations of similar size to the Company and shall perform such managerial duties and responsibilities for the Company which are not inconsistent with the Executive's position as may reasonably be assigned to him by the Board of Directors of the Company.

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        3. EXTENT OF SERVICE. The Executive shall devote his full business time and attention to the business of the Company. During the term of this Agreement, however, it shall not be a violation of this Agreement for the Executive to (a) serve on any corporate board or committee thereof with the approval of the Board of Directors, (b) serve on the board of directors of MetroOne Telecommunications, (c) serve on any academic, university, civic or charitable board of directors, (d) deliver lectures or make teaching or speaking engagements, (e) testify as a witness in litigation involving a former employer, or (f) manage personal investments, so long as such activities do not, taken together, materially interfere with the performance of the Executive's responsibilities under this Agreement.

        4. COMPENSATION.

                (a) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company will pay the Executive a salary ("Salary") of $31,250 per month during the term of this Agreement. Such Salary will be payable in accordance with the Company's customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes. In addition, the amount of the Executive's Salary may be increased from time to time during the term of this Agreement, by, and at the sole discretion of, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), which shall review the Executive's Salary no less regularly than annually.

                (b) Bonus. The Executive shall be eligible for an annual bonus. Any bonus paid to the Executive shall be based on performance, shall be payable at the sole discretion of the Compensation Committee based upon the attainment of certain performance objectives determined by the Compensation Committee, and shall be subject to all applicable federal and state withholding, payroll and other taxes. The Compensation Committee shall provide the Executive with the performance objectives for each calendar year no later than January 1 of such calendar year; provided that for the year 2003, the Company shall use its reasonable best efforts to provide the Executive with the performance objectives for such year no later than June 30, 2003.

                (c) Expenses. During the term of this Agreement, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses for travel, meals, hotel accommodations, entertainment and the like incurred by him in connection with the business of the Company, to the extent such expenses are consistent with Company policy at the time incurred, upon submission by him of an appropriate statement documenting such expenses as required by the Internal Revenue Code of 1986, as amended (the "Code").

                (d) Vacation. The Executive shall be entitled to 25 days of paid vacation for each calendar year during the term of this Agreement, earned on an accrual basis. Vacation shall start to accrue on the first day of each calendar year. The Company shall pay the Executive for any accrued but unused portion of vacation and any such unused portion of vacation shall not be carried forward to the next year.

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                (e)     Benefits. During the term of this Agreement, the
Executive shall be entitled to participate in and to receive all rights and benefits under any bonus, stock option, equity incentive, pension, retirement, life, disability, medical and dental, health and accident and profit sharing or deferred compensation plans and such other plan or plans as may be implemented by the Company during the term of this Agreement. The Company shall provide the Executive with life insurance in an amount equal to the amount, if any, to which the Executive is entitled pursuant to the Company policy, if any, for its executive employees. The Executive shall also be entitled to participate in and to receive all rights and benefits under any plan or program adopted by the Company for any other or group of other executive employees of the Company, including without limitation, the rights and benefits under the directors' and officers' liability insurance currently in place under the Company's insurance program for the directors and officers of the Company, and any indemnification agreements entered into by the Company with its officers and directors providing them with indemnification from the Company for claims arising out of their service as officers and directors of the Company.

                (f) Stock Options. The Executive shall be eligible to be granted options to purchase common stock of the Company at the sole discretion of the Compensation Committee. Notwithstanding anything to the contrary herein or in any other agreement (including any agreement, whether entered into prior or after the date hereof, pursuant to which the Executive was granted or is granted options to purchase common stock of the Company), upon any termination of the Executive's employment with the Company by the Company without Cause or by Executive if it's a Good Reason Termination, Executive shall have 45 days to exercise any such options which are then exercisable, and all other options not exercised within such period shall terminate and be of no further force or effect.

        5. TERMINATION.

                (a) Termination by Company; Discharge for Cause. The Company shall be entitled to terminate this Agreement and the Executive's employment with the Company at any time and for whatever reason, or at any time for "Cause" (as defined below), by written notice to the Executive. Termination of the Executive's employment by the Company shall constitute a termination for "Cause" if such termination is for one or more of the following reasons: (i) the willful failure or refusal of the Executive to render services to the Company in accordance with his obligations under this Agreement, including, without limitation, the failure or refusal of the Executive to comply with the work rules, policies, procedures, and directives as established by the Board of Directors and consistent with this Agreement if such failure or refusal continues for a period of not less than 15 days after written notice outlining the situation is given by the Company to the Executive; (ii) a determination by the Board of Directors, made after reasonable inquiry (including an opportunity for the Executive to be heard), that the Executive has committed an act of fraud or embezzlement; (iii) a determination by the Board of Directors, made after reasonable inquiry (including an opportunity for the Executive to be heard), that the Executive has committed any other action with the intent to injure the Company; (iv) a determination by the Board of Directors, made after reasonable inquiry

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(including an opportunity for the Executive to be heard), that the Executive has committed a felony or a crime involving moral turpitude; (v) a determination by the Board of Directors, made after reasonable inquiry (including an opportunity for the Executive to be heard), that the Executive has misappropriated the property of the Company; (vi) a determination by the Board of Directors, made after reasonably inquiry (including an opportunity for the Executive to be heard), that the Executive has engaged in personal misconduct which has materially injured the Company, including, without limitation, engaging in harassment or discrimination in violation of the Company's policies; or (vii) the Executive having willfully violated any law or regulation relating to the business of the Company which results in material injury to the Company. In the event of a termination of this Agreement by the Company for Cause pursuant to this Section 5(a), the Executive shall be entitled to no further compensation or severance or other termination benefits except for any unpaid Salary and benefits accrued through the date of termination and any unreimbursed expenses incurred by the Executive in the performance of his duties hereunder through the date of termination. A termination of this Agreement by the Company without Cause pursuant to this Section 5(a) shall entitle the Executive to the Severance Payment and other benefits specified in Section 5(g) hereof.

                (b) Death. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or his estate except that the Company shall pay to the Executive's estate that portion of his Salary and benefits accrued through the date of death and any unreimbursed expenses incurred by the Executive in the performance of his duties hereunder through the date of termination. All such payments to the Executive's estate shall be made in the same manner and at the same time as the Executive's Salary.

                (c) Disability. If during the term of this Agreement, the Executive shall be prevented from performing his duties hereunder for either (i) a period of 90 days or (ii) 150 days in any 12-month period by reason of disability, then the Company, on 30 days prior written notice to the Executive, may terminate this Agreement. For purposes of this Agreement, the Executive shall be deemed to have become disabled when the Board of Directors of the Company, upon verification by a physician designated by the Company, shall have determined that the Executive has become physically or mentally unable (excluding infrequent and temporary absences due to ordinary illness) to perform the essential functions of his duties under this Agreement with or without reasonable accommodation. In the event of a termination pursuant to this paragraph (c), the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive or his estate in the event of his subsequent death, that portion of the Executive's Salary and benefits accrued through the date of such termination and any unreimbursed expenses incurred by the Executive in the performance of his duties hereunder through the date of termination. All such payments to the Executive or his estate shall be made in the same manner and at the same time as his Salary and would have been paid to him had he not become disabled.

                (d) Termination Upon Good Reason Event. The Executive shall be entitled to terminate this Agreement and his employment with the Company by providing the Company with written notice of the Executive's intent to effect such termination at any time within 30 days following the occurrence of a Good Reason Event; provided, however, that if the Company eliminates the reason for such termination to the reasonable satisfaction of the Executive within

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the 30-day period following the Company's receipt of such notice, the Executive shall not be entitled to terminate this Agreement and his employment with the Company pursuant to this subsection (d). If the Company does not so eliminate the reason for such termination and the Executive then terminates this Agreement and his employment with the Company pursuant to this subsection (d), such termination shall be a "Good Reason Termination." A "Good Reason Event" shall have occurred if:

                        (i)         the Executive is assigned any
responsibilities or duties materially inconsistent with his position, duties, responsibilities and status with the Company as in effect at the date of this Agreement or as may be assigned to the Executive pursuant to Section 2 hereof;

                        (ii) the Salary payable to the Executive pursuant to Section 4(a) hereof in any year is reduced by an amount in excess of fifteen percent (15%) of the previous year's Salary, unless the Executive has otherwise agreed to such reduction;

                        (iii) there is (1) a failure by the Company or any successor to the Company or its assets to continue to provide to the Executive any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, stock option plan, life insurance, disability plan, pension plan or retirement plan to which the Executive was entitled, or in which the Executive was entitled to participate in, as of the effectiveness of this Agreement, and the Company fails to provide a substitute therefor which is substantially similar to the discontinued material benefit or plan, or (2) the taking by the Company of any action that materially and adversely affects the Executive's participation in or materially reduces his rights or benefits under or pursuant to any such plan, but excluding any such action that is required by law;

                        (iv) without Executive's consent, the Company requires the executive to relocate to any city or community other than one within a 50 mile radius of the greater metropolitan area of Austin, Texas or Houston, Texas, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations under this Agreement; or

                        (v) there is any material breach by the Company of any provision of this Agreement.

Upon a Good Reason Termination, the Executive shall be entitled to the payments and other benefits specified in Section 5(g) hereof.

                (e) Voluntary Termination. Notwithstanding anything to the contrary herein, the Executive shall be entitled to voluntarily terminate this Agreement and his employment with the Company at his pleasure upon 30 days written notice to such effect. In such event, the Executive shall not be entitled to any further compensation or severance or other termination benefits other than any unpaid Salary and benefits accrued through the last day worked and any unreimbursed expenses incurred by the Executive in the performance of his duties hereunder through the date of termination. At the Company's option, the Company may pay to the Executive the salary and

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benefits that the Executive would have received during such 30 day period in lieu of requiring the Executive to remain in the employment of the Company for such 30 day period.

                (f) Natural Expiration of this Agreement. In the event the Executive's employment terminates in conjunction with the natural expiration of the term of this Agreement (and the Company provided the Executive with written notice of its intent not to renew this Agreement at least 9 months prior to such natural expiration), the Executive shall not be entitled to any further compensation or severance or other termination benefits other than any unpaid Salary and benefits accrued through the last day worked and any unreimbursed expenses incurred by the Executive in the performance of his duties hereunder through the date of termination.

                (g) Termination Benefits Upon Company Termination Without Cause or Termination for Good Reason. In the event that (i) the Company terminates this Agreement and the Executive's employment with the Company for any reason other than (w) pursuant to the natural expiration of the term of this Agreement (if the Company provided the Executive with written notice of its intent not to renew this Agreement at least 9 months prior to such natural expiration), (x) Cause, (y) death or (z) disability, or (ii) a Good Reason Termination occurs, then the Company shall pay the Executive (A) an amount (the "Severance Payment") equal to one year's Salary, payable over a 12-month period after such termination (the "Initial Noncompete Period"), in accordance with the Company's customary payroll practices, subject to all applicable federal and state withholding, payroll and other taxes; provided that if the Company makes a Noncompete Election (as defined in Section 6(b)), the Company shall pay the Executive an amount (also part of the "Severance Payment") equal to one year's Salary, payable over the 12-month period immediately following the Initial Noncompete Period, in accordance with the Company's customary payroll practices, subject to all applicable federal and state withholding, payroll and other taxes, and (B) his pro rata portion (based on the number of days in the relevant year on which the Executive was employed by the Company) of the bonus, if any, that Executive would have been entitled to hereunder had Executive remained employed by the Company for the entire applicable year, such portion to be payable within 10 days after the Company files its Form 10-K for such year with the SEC. If Executive obtains any employment or consulting work during the period during which any portion of the Severance Payment is being paid, the severance described herein shall be reduced by any amounts received pursuant thereto during the remainder of the severance period. In addition, following any such termination, the Executive shall be entitled to the following benefits (collectively, the "Additional Benefits");

                        (i) continued coverage, at the Company's cost, under the Company's group health plan for the applicable coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") but only if Executive elects such COBRA continuation in accordance with the time limits and in the applicable COBRA regulations (provided that if the Executive obtains any employment or consulting work during the period during which the COBRA benefits are being paid by the Company, such benefits shall be reduced to the extent the Executive is eligible to receive similar benefits pursuant to such new employment or consulting work); and

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                        (ii)        an amount equal to the sum of (A) any
unreimbursed expenses incurred by the Executive in the performance of his duties hereunder through the date of termination, plus (B) any accrued and unused vacation time or other unpaid benefits as of the date of termination.

                The parties agree that, because there can be no exact measure of the damages which would occur to the Executive as a result of termination of employment, such payments contemplated in this Section 5(g) shall be deemed to constitute liquidated damages and not a penalty. The Severance Payment and the Additional Benefits shall be paid in lieu of any amounts payable by reason of any severance package or agreement offered or in effect by the Company; provided that the Executive shall be entitled to such payments only (x) if the Executive executes a termination agreement releasing all legally waivable claims arising from the Executive's employment, and (y) so long as the Executive complies with his obligations under Section 6 below.

                (h) Survival. Notwithstanding the termination of this Agreement under this Section 5, all provisions of this Agreement hereof which by their terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.

        6. COVENANTS OF THE EXECUTIVE.

                (a) Confidential Information. The Executive shall not, without the prior written consent of the Company (except as may be required in connection with any judicial or administrative proceeding or inquiry), disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, any confidential information obtained by him, before or after the date hereof, while in the employ of the Company with respect to its business or assets, including, but not limited to, confidential information relating to the technology, properties, accounts, books, records, suppliers, trade secrets and contracts of the Company (collectively, the "Confidential Information"); provided, however, that Confidential Information shall not include any information known or available to the public (other than as a result of unauthorized disclosure by the Executive).

                (b) Covenant Not to Compete, Not to Solicit. The Executive acknowledges that he has been and will continue to be provided with Confidential Information in the course of his employment with the Company. The Executive agrees that in order to protect the Company's Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and the Executive in Section 6(a) of this Agreement. The Executive covenants that the Executive shall, during the term of this Agreement and for a period of one year following the termination of the Executive's employment hereunder for whatever reason (provided that such period shall be extended to two years if the Company gives the Executive written notice of its election (the "Noncompete Election") to extend such period to two years, such notice to be sent to Executive at least 90 days prior to the

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end of such one year period following the termination of the Executive's employment), observe the following separate and independent covenants:

                        (i) Neither the Executive nor any Affiliate (as defined in subsection (c) below) will, without the prior written consent of the Company, within the Area (as defined in subsection (c) below), either directly or indirectly, (1) become financially interested in a Competing Enterprise (as defined in subsection (c) below) (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the NASDAQ Stock Market, including the OTC Bulletin Board or any comparable system), or (2) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or managerial employee; provided that the restrictions contained in this clause (i) shall terminate if the Executive is entitled to the Severance Payment pursuant to Section 5(g) above and the Company fails to make the payments constituting the Severance Payment when due, provided that the Company shall have 10 days from the date any such payment was due to cure any failure to make such payment.

                        (ii) Neither the Executive nor any Affiliate will, without the prior written consent of the Company, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise, any person or entity whose account with the Company was serviced by or under the Executive's direction or supervision during the term of this Agreement.

                        (iii) Neither the Executive nor any Affiliate will, without the Company's prior written consent, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any Competing Enterprise, any person employed by the Company, any of its subsidiaries or any dental practices affiliated with the Company or any of its subsidiaries through a long-term services agreement (collectively, the "Affected Parties"), whether or not such employee is a full-time or a temporary employee of any such Affected Party and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

                (c) The following terms used in Section 6(b) shall have the definitions set forth below:

                "Affiliate" means any person or entity directly or indirectly controlling, controlled by, or under common control with the Executive. As used herein, the word "control" means the power to direct the management and affairs of a person.

                "Area" means (i) any "Metropolitan Statistical Area" or "Primary Metropolitan Statistical Area" (as each such term is defined by the Federal Office of Management and Budget) in which the Company owns a dental center or has a dental center under development and (ii) within 10 miles of any dental center owned or under development by the Company that is not located in a Metropolitan Statistical Area or a Primary Metropolitan Statistical Area.

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                "Competing Enterprise" means any person or any business
organization of whatever form, engaged directly or indirectly within the Area in the business of the Company or any of it subsidiaries or any other related business conducted by the Company or any of its subsidiaries as of the time of the termination of the Executive's employment by the Company.

                (d) The parties hereto agree that the Executive's breach of any covenant contained in this Section 6 could result in substantial damage to the Company which would be impossible to ascertain. By reason of that fact, the Executive agrees that, in the event of such breach, the Company shall have the right to enforce such provisions by injunctive or other relief in equity.

        7. CONSENT AND WAIVER BY THIRD PARTIES. The Executive hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties as to enable him to accept employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligations or understanding with any such third party.

        8. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered personally or mailed, certified or registered mail, return receipt requested, postage prepaid or delivered by commercial overnight courier service, charges prepaid to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed, or one business day after delivery to the overnight courier service, if delivered by overnight courier service:

                  If to the Executive:   James M. Usdan
                                         P.O. Box 540876
                                         Houston, Texas 77254-0876

                  If to the Company:     Castle Dental Centers, Inc.
                                         3701 Kirby, Suite 550
                                         Houston, Texas 77098
                                         Attn: Chairman, Compensation Committee

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

        9. Remedies. Nothing contained in this Agreement shall be construed as prohibiting any party from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

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        10. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 10. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Compensation Committee of the Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement supersedes all prior agreements between the Executive and the Company and sets forth all the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

        11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas and shall be binding upon and enforceable against the Executive's heirs and legal representatives.

        12. Severability. In case of one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been a part of this Agreement. Notwithstanding the foregoing, however, if for any reason any provision containing restrictions set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, any such provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

        13. Assignment; Representations. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns and upon the Executive, his heirs, executors, administrators, and representatives. Any reference to the Company herein shall mean the Company as well as any successors thereto. The Company represents that it has all corporate power and authority necessary to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

        14. Termination. Upon execution of this Agreement, the Original Agreement shall be deemed terminated and shall have no further force or effect.

                            [Signature page follows]

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        IN WITNESS WHEREOF, each of the parties hereto has executed this
Employment Agreement as of the date and year first above written.

                                    COMPANY:

                                    CASTLE DENTAL CENTERS, INC.

                                    By:
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------

                                    EXECUTIVE:

                                    By:
                                       ---------------------------------------
                                        James M. Usdan